Exhibit 10.16

DIRECTOR REMUNERATION PACKAGE

COMPENSATION AND BENEFITS SUMMARY

FOR NON-EMPLOYEE DIRECTORS

COMPENSATION

Retainer                                An annual retainer of $110,000 is paid in quarterly installments at the end of each full quarter.  Payments are prorated for partial calendar quarters served.  At least $65,000 of the annual Board retainer must be deferred into the Directors’ Deferred Income Plan stock unit account.  Committee chairpersons are paid an additional $5,000 annual retainer, except in the case of the Audit Committee chair who is paid an additional $15,000 annual retainer.  The additional retainer is paid in quarterly installments at the end of each full quarter, and payments are prorated for partial quarters served.

Meeting Fees                                                                                   $1,500 is paid for each Board and committee meeting attended, except in the case of the Audit Committee for which $2,500 is paid for each meeting attended

Annual Stock Grant                                        Once a year, on April 30th, deferred stock units will be granted equal to 20% of the then current annual retainer.  To be eligible for this credit, the Director must be a Director on the date of the Annual Shareholders’ Meeting and must have been a Director for more than three months.

Restricted Stock                                                                A grant of 1,000 shares of restricted stock is made to non-employee Directors upon joining the Board.

DEFERRED INCOME PLAN

                                                                                                                                                            In addition to the required deferral to the stock unit account of $65,000 of the retainer, any percentage of the remainder of the retainer and meeting fees may be deferred into either the stock unit account or an interest bearing account.  Textron will contribute a 10% premium for all amounts deferred into the stock unit account in excess of the minimum deferral amount.  This premium will also be deferred in full to the stock unit account.  The annual stock grant will be credited (without premium) to the stock unit account.

OTHER

Expenses                                                                                                          Reasonable travel, lodging and incidental expenses in connection with meetings are reimbursed.

Matching

Gift Programs                     The Textron Charitable Trust will match Director contributions from a minimum gift of $25 to an aggregate maximum of $7,500 annually to any mix of cultural, educational, environmental or hospital institutions on a $1 for $1 basis.

Director’s Charitable

Award Program                  Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations.  Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose.  The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron.  The program was closed to new participants in 2004.

CitationShares Directors

Evaluation Program                                       The CitationShares Director’s Evaluation Program was established to evaluate the performance of the CitationShares fractional ownership program, a joint venture between Cessna Aircraft Company and TAG Aviation USA.  Under the program, Textron makes ten hours per year of free flight time available for personal use to non-employee Directors on Cessna Citation aircraft purchased by Textron from CitationShares under the fractional ownership program.  Usage by participating Directors exceeding ten hours per year is billed to Directors at Textron’s cost.  Following each flight, a participating Director is expected to complete an evaluation of his or her travel experience.